CONSENT

I consent to the inclusion in this Offering Statement of Brazil Potash on Form 1-A dated June 11th, 2020, the disclosure derived from the technical report prepared by WorleyParsons in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Autazes Potash Project – Bankable Feasibility Study Report" dated April 22, 2016, such disclosure which will be included and made part of Brazil Potash's Form 1-A filed with the SEC. I also consent to the reference to my name within such Form 1-A.

Name: Rob Spiering
Title: Worley VP Global Lead MMM Front End Studies

Signature: Dated June 11th, 2020